Vertex Energy, Inc. 8-K

Exhibit 99.1

VERTEX ENERGY, INC. SUCCESSFULLY
EMERGES FROM CHAPTER 11 WITH RENEWED SUSTAINABLE CAPITAL STRUCTURE

●	Emerges from Chapter 11 as a Privately-Held Company under New Ownership
●	Achieves Greatly Improved Balance Sheet and up to $100 million in Exit Financing
●	Announces New Leadership to Support Execution of Go-Forward Strategy
●	Poised to Produce High-Quality Refined Fuels and Products and Provide Reliable Services

HOUSTON, TX (Business Wire) – January 22, 2025 – Vertex Energy, Inc. ("Vertex" or the "Company"), a leading specialty refiner and marketer of high quality refined products, together with its affiliates, today announced it has successfully completed its financial restructuring and emerged from chapter 11, establishing a strong foundation for continued growth, stability, and long-term value potential.

Under the terms of the chapter 11 plan confirmed by the U.S. Bankruptcy Court for the Southern District of Texas (the “Plan”), Vertex exited bankruptcy with a commitment of up to $100 million in exit financing, including $40 million of initial borrowings upon emergence, and a strengthened balance sheet following the deleveraging of approximately $320 million of prepetition debt.

As a result of its emergence from chapter 11, Vertex will operate as a privately-held company under the ownership of certain of Vertex’s lenders, including funds managed by BlackRock Financial Management, Inc., Highbridge Capital Management, LLC, Whitebox Advisors LLC, and CrowdOut Capital LLC.

New Leadership Team and Board of Directors

On the effective date of the Plan, Benjamin P. Cowart and Chris Carlson concluded their respective tenures as the Company’s Chief Executive Officer and Chief Financial Officer. Simultaneously therewith, Mark Smith was appointed as the Company’s new Chief Executive Officer. Mr. Smith brings more than 40 years of executive leadership and management experience in refining and related businesses. Prior to joining Vertex, Mr. Smith served as the Chief Executive Officer of Philadelphia Energy Solutions Inc. and the President of Western Refining, Inc.

The Company is pleased to welcome a new Board comprised of five directors with significant industry and financial leadership experience: Eugene Davis (Chairman, Director), Mark Smith (CEO, Director), Zachary Viders (Director), Jacob Mercer (Director), and Daniel Hudson (Director).

Eugene Davis, Chairman of the Board, stated, “The Board welcomes Mark to the Vertex leadership team and looks forward to working closely with him to execute on the Company’s strategy and to drive long-term profitable growth. Mark is an exceptional leader with decades of industry and operational expertise. The Board believes that Mark will be a transformative leader for our Company, customers, and other stakeholders.

Mark Smith, CEO of Vertex, stated, “I am honored to join Vertex during this pivotal time for the Company and I look forward to working with the Vertex team to support the Company through a new era of growth and operational excellence. The Company’s swift and successful emergence from chapter 11 is a significant achievement, and as a result, Vertex is in a strong financial position with the flexibility to optimize the value of its assets for all stakeholders.”

Vertex appreciates the strong support that its investors have demonstrated throughout this process, and thanks its customers, employees, partners, and other stakeholders for their unwavering commitment and trust in Vertex. The Company looks forward to continued success as it focuses on executing its strategy, upholding its commitments to safety, and being a good steward in the communities in which it operates.

Kirkland & Ellis LLP served as restructuring counsel, Bracewell LLP served as restructuring co-counsel, Perella Weinberg Partners served as investment banker, and Alvarez & Marsal North America, LLC served as the Chief Restructuring Officer and financial advisor to the Company.

Sidley Austin LLP and Houlihan Lokey served as legal counsel and financial advisor, respectively, to an ad hoc group of term loan lenders.

An overview of the restructuring, the securities issued pursuant to the Plan, and the debt and other agreements entered into in connection with the Plan will be provided in a Form 8-K, which can be viewed on the Company's website or the Securities and Exchange Commission's website at www.sec.gov.

ABOUT VERTEX ENERGY

Vertex is a leading energy transition company that specializes in producing high-quality refined products. The Company’s innovative solutions are designed to enhance the performance of its customers and partners while also prioritizing sustainability, safety, and operational excellence. With a commitment to providing superior products and services, Vertex is dedicated to shaping the future of the energy industry.

INVESTOR CONTACT

IR@vertexenergy.com

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements.” All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions based on management's views, estimates, beliefs as of the time of these statements regarding future events and results. When used in this release, words such as “will,” “potential,” “believe,” or their negatives or other words that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements involve uncertainties and are subject to many risks and variables. Actual future events may differ materially from those expressed in these forward-looking statements as a result of a number of factors. Although the Company believes its forward-looking statements are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (partially or in full) or will prove to have been correct. In light of the above, the events anticipated by the Company may not occur, and, if any of such events do, the Company may not have correctly anticipated timing or the extent of their impact. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on the Company’s behalf.